Exhibit 99.2
ASYST TECHNOLOGIES, #11094428
First Quarter 2008 Fiscal Results Conference
August 2, 2007, 2:00 p.m., PT

Operator	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Asyst Technologies’ first quarter of 2008 fiscal year conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star key followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star key followed by the two. If you’re using speakerphone, please lift the handset before making your selection. As a reminder, this conference call is being recorded today, August 2, 2007.

I would now like to turn the conference over to Mr. John Swenson of Asyst Technologies. Please go ahead, sir.

J. Swenson	Thank you. Good afternoon, everyone, and welcome to this fiscal 2008 first quarter conference call for Asyst Technologies. A press release detailing our financial results for the quarter was distributed by business wire earlier this afternoon. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.

Now to our conference call. Mike Sicuro, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, Asyst’s CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments we will be happy to take your questions.

Now I’ll turn the call over to Mike Sicuro. Mike?

M. Sicuro	Thanks, John, and a good afternoon, everyone. The first quarter evidences

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the continued enhancement of the company’s operating model which allowed us to drive earnings for the quarter above guidance. In the quarter we achieved stronger gross margins, lower operating expenses and continued solid operating cash flow. In addition, earlier this week we completed the refinancing of our debt which will provide substantial financial and business advantages as we go forward. I’ll talk more about each of these highlights in my comments.

Now to the specific results for the quarter. Total new orders for the quarter were $76 million, down from $134 million in Q4. The one quarter decline was in AMHS as bookings of tool and fab automation products came in at $48 million, essentially flat with Q4.

In AMHS, new orders in Q1 were $28 million, down from $84 million in the prior sequential quarter. This is consistent with our commentary from last quarter and reflects the timing of customer investment decisions. After booking 8 projects valued at $20 million or more over the prior 4 quarters, we had no large project orders in Q1. In fact, the largest single project booked in the quarter totaled approximately $7 million.

The AMHS bookings in Q1 were clearly an anomaly. We maintained our customer base, we expect bookings to rebound substantially in Q2 and we haven’t seen any slippage in bookings expectations for the remainder of the year. Steve will have more color on the market environment in his comments.

The mix of new orders was as follows: 300mm, 61%; 200mm, 23%; flat panel was less than 1%; and service was 16%. OEMs represented 37% of new orders and the remainder, or 63%, came from end users.

Our geography new order distribution was as follows: North America, 29%; Japan, 26%; Taiwan, 28%; other Asia Pacific was 9%; and Europe was 8%.

As we discussed in our briefing at Semicon West last month, a flat panel display customer decided to cancel a Gen 55 project in order to focus its efforts on Gen 8. We therefore adjusted our AMHS backlog by approximately $18 million to reflect this cancellation, resulting in a backlog as of the end of the quarter of approximately $127 million.

Net sales for the first fiscal quarter were $121.6 million, down from $126.7 million in the prior sequential quarter. Net sales related to AMHS were $76.3 million, down from $82.2 million in the prior sequential quarter. The decrease was solely attributable to flat panel display project activity which was $7 million in the quarter versus $14 million in Q4. Sales of semiconductor AMHS actually increased by approximately $1 million quarter-on-quarter. Net sales related to tool and fab automation solutions were $45.3 million, essentially flat with $44.5 million in Q4.

Sales mix was as follows: 300mm was 73%; 200mm was 13%; flat panel

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6%; and service was 8%. OEMs represented about 25% of sales and the remainder, or 75% of sales, came from end users.

By geography, sales distribution was follows: North America, 21%; Japan, 38%, Taiwan, 21%, other Asia Pacific was 12%; and Europe was 8%.

Consolidated gross margin for the quarter was 33%, up a point from the prior sequential quarter. AMHS gross margin was flat at 27%; however, this doesn’t tell the whole story. As we discussed last quarter, we had expected to see some backtracking in our Q1 gross margin due to unfavorable shift of project mix. Our cost reduction actually came in ahead of expectations which allowed us to completely offset the mix shift. We now have reported 3 consecutive quarters of improved AMHS gross margin and believe that we are establishing a sustainable trend through our cost reduction program.

Gross margins on tool and fab automation solutions were essentially flat at 43%, consistent with our current operating targets.

Now let’s move on to operating expenses. Consolidated R&D expense was $8.3 million, down from $8.9 million in Q4. We slightly under-spent in R&D based on the timing of certain projects but we expect R&D to ramp in Q2 as these projects are accelerating.

Our efforts to reduce costs resulted in consolidated SG&A expense of $21.7 million, down from $23.6 million in the prior sequential quarter. We expect to be at roughly the same level for SG&A in the current quarter.

Other below the line expense of $3.8 million was up primarily due to foreign currency translation of an intercompany loan between the U.S. and a Japan subsidiary. The loan was mark to market because of our intent to settle upon completion of our refinancing which was accomplished last week. The non-cash impact after tax of $1.6 million was excluded from our non-GAAP results. Because the Yen changed course during July, we expect to report a net non-cash FX gain of approximately $1 million in the current quarter which also will be excluded from our non-GAAP results.

We reported a net loss on a GAAP basis of $0.4 million or $0.01 a share. On a non-GAAP basis we reported net income of $5.3 million or $0.11 a share. For comparison with last quarter, I remind you that effective with this first fiscal quarter we now include stock based compensation expense in our non-GAAP results. The impact of stock comp in Q1 was approximately $0.03 per share.

Now let’s turn and look at the balance sheet. We ended the quarter with $89 million of cash, down from $100 million at the end of March. Total debt as of the end of the quarter was $144 million, down from $147 million as of the end of the prior quarter.

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Inventory was essentially flat quarter-on-quarter. Receivables were up but largely reflecting the timing of collections.

As we announced earlier this week, we completed the refinancing of our debt in late July. We established a new $138 million multi-currency line of credit to our new banking partner, KeyBank. Other participating banks included CitiBank, Silicon Valley Bank, and Citizens Bank which is a subsidiary of the Royal Bank of Scotland.

Using proceeds from the new facility as well as approximately $20 million of our own cash, we initiated the redemption of all of our convertible notes and paid down and terminated the credit facility we established last summer to support the purchase of the Shinko shares. Our initial borrowing on the new facility is at Yen LIBOR plus a margin resulting in a variable rate that is about 3.4% before tax. Refinancing was executed through our subsidiaries in Japan where the interest is fully tax deductible.

As a result of these transactions we expect to reduce our interest costs by approximately $2 million annually and to save an additional million on taxes. Redemption of the convert eliminates approximately 5.7 million shares of potential dilution. In addition, the new facility is a covenant structure that provides us with significantly great operating flexibility.

Now to our outlook for the fiscal second quarter ending in September. We expect the fiscal second quarter to look very much like the first quarter in terms of sales, GAAP and non-GAAP earnings. We may see some movement in the P&L such as higher spending on R&D but we expect to offset this with potential improvements in other areas.

In conjunction with the repayment and termination of our credit facility and redemption of all the convertible notes, in the September quarter we expect to incur non-cash charges of about $3.5 million to write off fees, costs and other expenses related to those past credit agreements. We also expect to have approximately half a million of restructuring charges as well as the non-cash FX gain we just mentioned earlier related to the refinancing which was about a million after tax. We expect to exclude all of these items from our non-GAAP results in Q2.

With that I’ll turn it over to Steve.

S. Schwartz	Thank you, Mike. I have a few comments today on the results for the quarter, the continued progress of the organization around our primary operating objectives and our current view of the market outlook.

Our results in the fiscal first quarter marked the third consecutive quarter of gross margin improvement for the consolidated company. In AMHS, cost reduction allowed us to sustain performance inside our current operating targets. This was despite a change in mix driven by the initiation of a large

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new fab project in Japan. This marks an important milestone because along with the absolute cost reduction and margin expansion, we’re focused on dampening margin volatility related to mix and improving margin predictability.

Our AMHS cost reduction programs are very much on track for the year. In the near term our objective is to at least maintain AMHS gross margins in our targeted operating range. This will put us in position for sustainable AMHS gross margins in the 28% to 30% range by the end of this fiscal year.

The only qualifying comment here is the possibility of seeing significant revenue from a large new flat panel project within the same timeframe. Based on our margin objectives for such a project, we would expect to see a point or 2 of margin impact but a positive pick up on gross profit, operating income and operating margin percentage. Because we’re bringing down costs over time, we believe that by the second fiscal quarter of next year we can have AMHS sustainably within the 28-30% range with a higher mix of flat panel or at a higher level if flat panel is a smaller part of the mix.

Looking out a little further, our objective is to combine cost reduction in both flat panel and semiconductor AMHS with the delivery of greater innovation and value to customers and thus to achieve our next level targets in the low to mid-30s for AMHS gross margins.

As a company, we’re also staying focused on growing the business. We’re on track with a variety of development programs aimed at enhancing the total performance of our integrated automation system. With Spartan, this includes smart self-diagnostic capabilities that puts Spartan on a path towards zero on plan maintenance as well as combining Spartan with our new velocity direct loading capability to provide local buffering, high wafer throughput and high reliability in a seamless bay level solution.

In AMHS we’ve now penetrated our velocity high throughput conveyor in a high volume production application with a large Japanese customer. This is not a joint development project or a free demo. The velocity conveyor will be a critical component of the customer’s total automation scheme. The conveyor integrates with our field proven vehicle based AMHS to provide a unique solution for transporting the customer’s FOOPS [sp] between facilities. It also will be used in other parts of this very large memory fab to allow the customer to better manage certain high throughput bays and to provide local buffering.

The velocity conveyor is a perfect example of how we’re bringing differentiated innovation and greater value to customers.

At Semicon West we showed customers and investors a new software capability that allows customers to visualize, measure and manage bottlenecks and other performance issues in their fabs on a real time basis.

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This software is an example of the tools and expertise we’re building to provide the next generation of automation solutions for our customers.

We already have a full suite of best of breed products that allow us to manage every aspect of material movement in a fab. These products continue to improve and gain market share. With the software and simulation capabilities we have today and in development, we now also have a suite of technologies that allow us to better understand and model customer plans and problems, propose solutions and win more business. We’ll be talking more about these capabilities in future quarters.

Finally, we are highly focused on winning a new strategic semiconductor AMHS customer in the current fiscal year. Our products and customer base are the envy of the industry. Today we automate more than half of all 300mm production globally and we continue to gain share as our customers expand production faster than the broader industry. We have unique experience and ability related to managing the efficient automation of mega fabs running more than 150,000 wafers per month. We believe that this market presence and experience uniquely positions Asyst to win against competitors who’ve had less success in these demanding environments.

Now I have a few comments on the outlook. As Mike mentioned, we expect bookings to rebound in the current quarter. We expect to book 4 large projects in the quarter including one in the $30 million range and 3 of $10 million or greater. These expected projects are coming from customers in flash memory, foundry, DRAM and raw wafers. We’re encouraged by the demand and pricing in flash and by the continued enthusiasm for growth and investment by our largest flash customer. We see no slowdown at all in that sector.

In foundry we saw increased booking activity in the fiscal first quarter. We see more foundry orders coming in Q2 and we currently anticipate continued strong bookings from foundry in the second half of our fiscal year. Although AMHS activity with logic customers has been light in the first half of the year, we currently expect logic orders to pick up in our second half.

In DRAM, which was strong in 2006 and in the March quarter of this year, we see continued activity but not at the same levels as a year ago. Currently, DRAM represents approximately 20% of our expected AMHS orders for Q2 and we estimate it represents a similar percentage of our total order forecast for the quarter. We’re optimistic about DRAM. Apart from a pushout that was news 3 months ago from a sorter customer, we’ve not seen any hesitation from our DRAM AMHS customers in Japan or Taiwan. If we do see some pushout in DRAM business, we believe this could be offset by FPD, at least on a bookings basis in our second half.

With our strong backlog and the current bookings outlook, we’re confident in our ability to maintain both sales and earnings in Q2. We’re also confident in

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the strength of our current product pipeline and the progress of our cost reduction efforts which together position us to deliver higher market share, greater value to customers and higher profitability.

Thank you for your time today and now we’ll ask the operator to come back so we can take your questions.

Operator	Thank you, sir. [Instructions provided to pose questions via the telephone]

Our first question comes from the line of Timothy Arcuri with Citigroup. Please go ahead.

B. Lee	Hi, guys. This is actually Brian Lee calling in for Tim. Thanks for taking my question. Just had a few quick things. On op ex, Mike, if I look back over the past few years it looks like you guys have been running historically at around $25 million op ex at similar revenue levels. Would it be reasonable for us to assume that you have let’s say $3-5 million in op ex that can still be weaned from this point forward and let’s say accrued to the bottom line some time in calendar ‘08 or is that too aggressive a view there?

M. Sicuro	That’s a good question. It might be a little bit aggressive. This quarter if you look at the $20 million and change that we did, that’s probably a good runrate plus or minus a half a million or so going forward into the future quarters. In Q4 we tend to have a little more expense because of true-ups and so forth at the end of the year but the runrate, the number you saw this quarter again plus another half a million or so is probably a good number to model on a go forward basis.

B. Lee	You mean 30 right, not 20?

M. Sicuro	Our total op ex. My head was on SG&A. Yeah.

B. Lee	Then if I look at gross margin, let’s just say I assume pricing and mix holds flat with the current environment. How much higher would your gross margins be in 4 to 6 quarters let’s say versus where they are now all else being equal given some of your supply chain rationalization efforts that you talked about at your analyst day at Semicon West?

M. Sicuro	We expect to pick up a point or 2 of margin going forward towards the end of the year and going out a year out from there, possibly another point or 2 a year out. So 24 months out another point or two, current year another point or 2 towards the end of this year.

B. Lee	Fiscal or calendar?

M. Sicuro	Yes and yes.

B. Lee	I guess one last quick thing from me and I’ll go away. How should we be

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thinking about taxes also taking into account I guess the debt refinancing and the impact that it’s going to have on taxes? What sort of rate should we be modeling here for the next couple of quarters and what impact outside of the million that the debt refinancing has?

M. Sicuro	Brian, fair question. This quarter on a non-GAAP basis we have an effective tax rate of around 41% or 42%. I think that’s a fair rate in that range going out through the rest of the year. Our long term target is to get down below 35%. We’re probably 18 months or so away from that so current fiscal year kind of low 40s would probably get you there from a modeling standpoint.

B. Lee	Okay, so even by the end of this fiscal year we won’t see an effective tax rate with a 3 in front of it?

M. Sicuro	That’s our objective but I’m not ready to commit to it yet. There’s a couple of other big objectives we need to accomplish in the company on a strategy level as it relates to tax. Our target would be that but I wouldn’t model it quite yet.

B. Lee	Okay. Thanks a lot, guys.

M. Sicuro	Thank you.

Operator	Thank you, sir. Our next question comes from the line of Robert Maire with Needham and Company. Please go ahead.

R. Maire	In terms of projects and orders, obviously this has always been a lumpy business because of fab-wide projects and all that. Are you seeing any change in the average size of the projects because it would appear from observation that the average wafer starts that are being added are being added on more of an incremental basis. Is that impacting the way automation is being ordered or added into a fab or the way you receive orders for your projects?

S. Schwartz	Hi, Robert. I think at the end of the day the projects are larger. The order pattern’s pretty similar. We get them in about 3 phases typically so even the pieces of orders are larger and the absolute level for a fab project now is larger than it was a couple years ago.

R. Maire	So basically even though the equipment is brought in more incrementally, the fab automation is still brought in as 1 sort of chunk so to speak?

S. Schwartz	Generally it’s done in phases. Robert, to give you an example, for 2 factories from 1 customer we’ve had orders in 12 consecutive quarters but we’re ultimately populating 2 fabs. That’s pretty typical.

R. Maire	Okay. There was a fair amount of talk at Semicon West about 300 prime and obviously the efficiency of moving work in progress around a fab and such.

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Are there any specific projects without pre-announcing things or things that you are working on that go down that track given the renewed interest, if you will, in automation and transport?

S. Schwartz	Robert, the conveyor product we have absolutely addresses some of the opportunities that people call 300mm prime in terms of productivity enhancement. The changes that we make to the tool front as it relates to how to take advantage of the conveyor really will address that. Safe to say probably within 18 months almost the entire product line will have been revamped to address what people are referring to as 300mm prime.

R. Maire	Okay. One last question in terms of your progress on gross margins. I would imagine there really isn’t much of a change to your projections given the lumpiness in orders and such that you’re still sort of on plan with your gross margin projections.

M. Sicuro	Yes, still on the same schedule.

R. Maire	Okay, great. Thank you very much.

Operator	Thank you, sir. Our next question comes from the line of Hari Chandra with Deutsche Bank. Please go ahead.

H. Chandra	Thank you. Can you give us some color on the backlog in terms of by segment?

J. Swensen	Sure, Hari. This is John. The tool business has about $30 million of backlog. The AMHS business about $95 million or thereabouts.

H. Chandra	In terms of the order outlook, I don’t know if I caught everything there, talk about

S. Schwartz	Hari, could you speak up a little or move closer to the mic for us?

H. Chandra	Sure. In terms of the order outlook, I don’t know if I captured everything in there. You said 4 large projects in the AMHS segment?

S. Schwartz	In Q2, correct.

H. Chandra	And how about in the fab automation area?

J. Swenson	We don’t really think in the same terms, Hari, on the tool side of the business. We’re seeing the same flow of business everybody else is there.

H. Chandra	Thank you.

Operator	Thank you, sir. Our next question comes from the line of Mark Fitzgerald with Banc of America Securities. Please go ahead.

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M. Fitzgerald	Thanks. The confidence on the margin story for AMHS here, I understand the outsourcing that you’re pursuing here but I was always under the impression that it was the project management that added a lot of variable to the margins and I’m curious if you’ve changed your whole approach to project management or you’ve got it totally under hand. What’s going on that’s taking the variability out that makes you be able to feel confident about the margin guidance here?

M. Sicuro	Hi, Mark. The margin improvements that we see really are largely related to the supply chain. We have efforts underway to improve the project management portions of it but we really haven’t begun to see those benefits yet. I won’t say we’re doing it exactly the same way but the cost structure’s very similar. I think well controlled but still an opportunity that we’ve identified but not yet been able to deliver.

J. Swenson	This is John. Just one more piece of color. Back 3 years ago when we had a very significant mix of flat panel was when you heard us talk a lot about managing projects more efficiently. As we’ve gotten better on flat panel and it’s been a smaller part of the mix, that really hasn’t been part of our vocabulary as much. Our first opportunity now has been in material costs and then with the management component, if you will, has been around installation costs on these projects. As we look at the next flat panel projects coming down though you can well imagine project management is going to be very key to our success.

M. Fitzgerald	Is there upside to the margin targets you gave if you execute or come up with a better strategy for project management?

S. Schwartz	Absolutely, Mark. We have a well controlled process today but it’s not extremely efficient so the means by which we build the products for simpler installation for faster start up is where the opportunity lies. So well characterized now, there would be margin upside from improvements there and we do anticipate we’ll go after those. They won’t likely show up during the next 2 quarters.

M. Fitzgerald	Then just quickly, you mentioned you thought you would add a major new customer this year. I’m curious. Is that something that’s a goal, do you feel close enough on a bid here that you’re going to get this thing? Is that what’s going on?

S. Schwartz	Mark, we’re going aggressively after more than one and we’d like to get 2. We’re pretty confident that we’ll get 1 at least.

M. Fitzgerald	Okay. Thank you.

Operator	Thank you, sir. Our next question comes from Tom Diffely with Merrill Lynch. Please go ahead.

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T. Diffely	Yeah, good afternoon. You’ve talked a bit about your target models for models on the ASV side. What about the tool side? Is there any improvement planned over the next year or two?

M. Sicuro	The gross margin there has been pretty steady. We set the business up to be somewhere in the range, 41 to 44. We’re delivering on that. As the mix of products changes there is some upside opportunity. We’ve not modeled it in yet but there is a little bit of upside left. We don’t have 5 points left in it but there are a couple points left probably in that side of the business.

T. Diffely	Okay, so the relatively low hanging fruit’s still on the AFI side?

M. Sicuro	It’s still on the material handling.

T. Diffely	Okay. When you look at just the environment for the AMHS, has it gotten a little less intense or is it still quite a pricing battle especially with the Japanese competitors?

S. Schwartz	It’s not as intense as it was a year ago when everybody started a new project. I don’t think it’s ever going to be easy but we don’t have the same intensity. Ours is more now around bringing next technologies to these factories. It’s going to be tough to continue to justify existing technologies in factories that run 2, 3, 4, 5 times more wafers so we’re really focused on next gen technology so we can meet pretty tough automation requirements and be more profitable as a company.

T. Diffely	Okay. When you talked about aggressively going after customers, does that mean using pricing or is it more trying to exploit your technology?

S. Schwartz	Absolutely technology and productivity.

T. Diffely	Great. Thanks.

Operator	Thank you, sir. Our next question comes from the line of Mike Nery with Nery Asset Management. Please go ahead.

M. Nery	Hi, a couple questions. What was depreciation and cap ex in the quarter and what do you think for cap ex for the year?

M. Sicuro	We do about $2 million a quarter in depreciation and I think our cap ex was about $1 million to $1.5 million. Pretty small.

M. Nery	And for the year?

M. Sicuro	The same runrate, just multiply it by 4.

M. Nery	Okay and then R&D, do you still anticipate R&D being up $5 million for the year, year-over-year?

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M. Sicuro	Yes, we do. We clearly do and it might even be a little bit higher than that frankly. Very focused internally on innovation, investing in R&D so you’ll see R&D going forward in each quarter increase quarter-over-quarter for the next ... frankly for the foreseeable future.

M. Nery	In the SG&A guidance you gave, that number is pretty flat year-over-year for the year compared with last year and I thought last call you said it was going to be down $5-8 million bucks a year.

M. Sicuro	For the year it could be down $5-8 million. Again as I mentioned on the first question on the call, we’re hoping ... it might be up half a million, it might be down half a million so we’re really targeting trying to bring it down anywhere from $2, $3, $5 million.

M. Nery	Can you talk a little bit about ... You have $137 million in net deferred tax assets. All but $20 million of them are reserved against. Can you talk a little bit more about the mid to long term ability to realize those and what you think in the game plan for that?

M. Sicuro	I feel very confident about realizing all of our deferred tax assets, frankly. We’ve just really begun here again in the fourth quarter with putting into place some strategies that are pretty fundamental in transferring costs to Japan and revenues to the U.S. That’s the simple equation.

We haven’t really even begun to do the latter yet. We’re in the process of formulating those strategies and making sure we’re rock solid in what we’re doing so when we go through the inevitable audit process that we’re clean and we’re doing it right. I think bottom line is we feel very good about the assets that are on the books and we generate enough revenue in Japan and enough expense in the U.S. that to be able to give us the opportunity to cross-match those 2 and realize those assets.

M. Nery	Do you think we’d see some more action on that front this year?

M. Sicuro	Absolutely. Probably you’ll see more of a precipitous improvement later in the year and then really seeing more of that happen even going into the first half of the next fiscal year for us.

When you move revenues around and you look at how you process transactions to take advantage of tax structures, that’s a little bit of a longer cycle to make that happen and to do it right.

M. Nery	The litigation with MTrack and Genoptic, can you give an update on that and where we are?

S. Schwartz	Actually there’s no update right now. We anticipate hearing something back, probably within the next month or so.

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M. Nery	Where is it currently? You won the judgment, they dispute it. Has it been sent to another quarter or what?

J. Swenson	We’ve both been back with the presiding judge and we expect him to provide some feedback over the next few weeks.

M. Nery	Last year you issued about 400,000 options and restricted stock for the year. Is that a good number for this year or should it change dramatically?

M. Sicuro	It could go up a little. We’re bringing on a lot of I’ll call it improvements in the R&D area, upticks in human capital so in doing that recruiting, it usually costs you a little bit more in stock these days so you can see a little bit of an uptick there.

M. Nery	Great. Thank you very much.

Operator	Thank you, sir. Our next question comes from line of Olga Levinson with Lehman Brothers. Please go ahead.

O. Levinson	Hi, guys. A couple questions. I guess this $28 million in ASI orders this quarter. Can you talk about what gives you the confidence in your guidance for flat sales in the September quarter? Is it just largely based on backlog or a lot of turns business as well.

S. Schwartz	Hi, Olga, this is Steve. Let me address a little bit. It was pretty unusual in Q1. We have a good look at the projects that we’re expected to deliver upon here before the end of the calendar year. If the customers continue to need that product, we’ll necessarily have to book here before the end of September. So we have pretty high confidence because we still have customers who are expediting us. The factory’s really full and we’re getting ready to deliver things that have to be booked.

Also just to give you some idea. In our fiscal 2007, so the 4 prior quarters to the June quarter we booked $320 million of AMHS. The lowest of those quarters was just under $70 million, the highest was just under $100 so it’s been pretty steady. We anticipate the current quarter will be about the average of those levels plus or minus a project.

O. Levinson	Okay. Great. In terms of your outlook for FPD rounds especially for the customers that’s supposed to replace cancelled projects, when do you expect to see that ramp in FPD orders and when will those revenues fit your top line.

S. Schwartz	Olga, pretty hard to say because I think anything we imagined hasn’t come to pass. It kind of starts and stops. But our best look right now is probably in the first calendar quarter of 2008.

O. Levinson	That would be for bookings?

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S. Schwartz	That’s what we imagine the orders would be. There’s some potential it could be before the end of the calendar year and that’d be great but we’re pursuing 2 customers actively and that’s about time, the same timing for both of those customers.

O. Levinson	And what gens are those? That’s Gen 5 and what’s the other one?

S. Schwartz	Gen 8.

O. Levinson	Alright, great. That’s all I have.

Operator	Thank you, ma’am. Our next question comes from line of Darice Liu with Maxim Group. Please go ahead.

D. Liu	Steve, following up on all those questions, you mentioned you had good visibility for the rest of this calendar year for AMHS orders. Can you tell us what you’re seeing or targeting for the fourth quarter of calendar year ‘07?

S. Schwartz	Darice, I really don’t want to get too much into the bookings level but it feels like it would be very much like the September quarter. When we look at the order pattern and we look at what’s in the backlog, as customers who we’ll begin to take orders from in the September quarter give us the next phase, we expect those in December. The best feel we have right now is that the December quarter would be similar to the September quarter.

D. Liu	Okay. In terms of the FPD order activity, is there any type of gross margin profile difference between a Gen 5 order or a Gen 8 order for you guys?

S. Schwartz	There necessarily would be in the cost structure and the configuration of the product, even the offering that we have. One’s vehicle based, one’s rail based so the cost structure will be dramatically different. We have some minimum gross margin objectives that we’ll need to satisfy. But you almost can’t compare one to another in terms of anything other than how we price it against our cost structure.

D. Liu	I guess I’m trying to figure out, you know you mentioned that with FPD AMHS it might ding your gross margins by a point or 2. I’m trying to figure out whether or not a Gen 8 would be worse or would Gen 5 be worse for that.

S. Schwartz	We wouldn’t be able to distinguish the difference there. The Gen 5 repeat business that we have under current configuration has been in the 35% gross margin range so that would help the gross margin. But when we go to penetrate a new Gen 8 with the new technology, we’ll support it very heavily in the field to make sure that it’s successful and we won’t be very far down the cost curve. We could anticipate that Gen 8 because of its newness, if you will, will be lower gross margin. It’d be somewhere in the 10-20% range kind of at a minimum gross margin for us to take a first project to Gen 8.

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D. Liu	Okay. Then you penetrated a large Korean memory player in September ‘06. What type of progress are you making with that customer and do you think it’s going to translate into new order activity for the new fiscal year?

S. Schwartz	We would think so. When they start to spend again, we’ll be recipients we think.

D. Liu	Well they’re building a new fab in [inaudible] though.

S. Schwartz	We’re waiting for orders.

D. Liu	Fair enough. Then just a housekeeping definition question. You mentioned targeting some major new large AMHS customers. Is a JV made up of your current customer base still considered a new customer?

S. Schwartz	No.

J. Swenson	Someone’s who’s got competitive equipment.

D. Liu	Okay. Thank you very much.

Operator	Thank you, ma’am. Our next question comes from the line of Atif Malike with Morgan Stanley. Please go ahead.

A. Malike	Hi, guys. Thanks for taking my question. Steve, thanks for providing the color on the segments, DRAM and on your bookings. Now historically your silicon AMHS bookings have been a decent indicator for the front end equipment shipments or orders. If you listen to KLA, Tencore and the other guys, they’re expecting a rebound in calendar Q4 for equipment orders.

When you look at the timing of the projects that you’re booking and that’s ahead of you, do you agree with their assessment that the orders should improve leaving this year? And what can you say about the duration of the equipment order recovery?

S. Schwartz	Our booking pattern would be absolutely consistent with that, so down dramatically in June, up significantly in September would allow the orders for tools to increase in the December quarter.

M. Sicuro	In terms of sustainability, we don’t have any different outlook from anybody else. Again, we feel like the back half of the year will be pretty strong.

A. Malike	Alright, thanks.

Operator	Management, there are no further questions. Please continue.

J. Swenson	Thank you, everyone, for joining us today. We look forward to speaking with

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your next quarter.

Operator	Ladies and gentlemen, that will concludes the Asyst Technologies’ first quarter 2008 fiscal year conference call. Thank you for using ACT Teleconferencing. You may disconnect. Have a pleasant day.

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